Exhibit 99.1

Ark Restaurants Announces Financial Results for the Fourth Quarter and Full Year 2009

NEW YORK--(BUSINESS WIRE)--December 31, 2009--Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the fourth quarter and full year ended October 3, 2009.

As of December 30, 2009, the Company had cash, cash equivalents and short term investments totaling $7,891,000. The Company had no long-term debt other than $477,000 remaining on a five year purchase money obligation undertaken in connection with the Company’s January 8, 2007 acquisition of the Durgin Park Restaurant and the Black Horse Tavern in Boston, Massachusetts.

The Company reports fiscal years under a 52/53-week format. The fiscal year ended October 3, 2009 was a 53 week year. The prior fiscal year ended September 27, 2008 was a 52 week year. The three month period ended October 3, 2009 contained 14 weeks and the prior year’s three month period ended September 27, 2008 contained 13 weeks. Having one more week in the fourth quarter and full year ended October 3, 2009 distorts the comparison of results with the prior year periods.

Total revenues from continuing operations for the three-month period ended October 3, 2009 were $33,335,000 versus $34,626,000 in the three months ended September 27, 2008. Total revenues from continuing operations for fiscal 2009 were $115,007,000 versus $125,390,000 in fiscal 2008.

EBITDA from continuing operations adjusted for non-cash stock option expense for the three-month period ended October 3, 2009 was $2,950,000 versus $3,929,000 during the same three-month period last year. For the year ended October 3, 2009, EBITDA from continuing operations before stock option expense was $8,099,000 versus $13,607,000 in fiscal 2008.

The Company’s income from continuing operations for the three-month period ended October 3, 2009 was $1,325,000, or $0.38 per share ($0.38 per diluted share), as compared to $2,015,000, or $0.56 per share ($0.56 per diluted share), for the same three-month period last year. The Company’s income from continuing operations for the year ended October 3, 2009 was $3,059,000, or $0.88 per share ($0.87 per diluted share), as compared to $6,961,000, or $1.94 per share ($1.93 per diluted share), last year.

Compared to the same three month period last year, Company-wide same store sales decreased by 3.3%. For the year ended October 3, 2009, Company-wide same store sales decreased by 10.4% from fiscal 2008.

Ark Restaurants owns and operates 20 restaurants and bars, 30 fast food concepts, catering operations and wholesale and retail bakeries. Seven restaurants are located in New York City, four are located in Washington, D.C., five are located in Las Vegas, Nevada, two are located in Atlantic City, New Jersey, one is located at the Foxwoods Resort Casino in Ledyard, Connecticut and one is located in Boston, Massachusetts. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the hotel's room service, banquet facilities, employee dining room and nine food court concepts; one bar within the Venetian Casino Resort as well as three food court concepts. The Florida operations under management include five fast food facilities in Tampa, Florida and seven fast food facilities in Hollywood, Florida, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations. In Atlantic City, New Jersey, the Company operates a restaurant and a bar in the Resorts Atlantic City Hotel and Casino. In Boston, Massachusetts, the Company operates a restaurant in the Faneuil Hall Marketplace.

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

ARK RESTAURANTS CORP.
Condensed Consolidated Income Statement
For the 14 week and 53 week periods ended October 3, 2009 and the 13 week and 52 week periods ended September 27, 2008
(In Thousands, Except per share amounts)

	14 weeks ended	13 weeks ended	53 weeks ended	52 weeks ended

	October 3,	September 27,	October 3,	September 27,
	2009	2008	2009	2008

TOTAL REVENUES	$33,335	$34,626	$115,007	$125,390

COST AND EXPENSES:

Food and beverage cost of sales	8,677	9,423	29,420	32,807
Payroll expenses	10,492	10,302	37,111	38,325
Occupancy expenses	4,282	4,550	16,649	16,809
Other operating costs and expenses	5,015	4,229	16,102	15,520
General and administrative expenses	2,073	2,539	8,834	9,051
Depreciation and amortization	932	938	3,619	3,091

Total costs and expenses	31,471	31,981	111,735	115,603

OPERATING INCOME	1,864	2,645	3,272	9,787

OTHER INCOME:

Interest income, net	2	80	252	433
Other income, net	55	394	559	716
Total other income, net	57	474	811	1,149

Income from continuing operations
before income taxes and non-controlling interests	1,921	3,119	4,083	10,936

Provision for income taxes	539	978	1,240	3,676

(Income) loss attributable to non-controlling interests	(57)	(126)	216	(299)

INCOME FROM CONTINUING OPERATIONS	1,325	2,015	3,059	6,961

DISCONTINUED OPERATIONS:
Income (loss) from operations of discontinued restaurants	-	(7)	-	26

Provision (benefit) for income taxes	-	(3)	-	9

Income (loss) from discontinued operations	-	(4)	-	17

NET INCOME	$1,325	$2,011	$3,059	$6,978

PER SHARE INFORMATION - BASIC AND DILUTED:

Continuing operations basic	$.38	$.56	$.88	$1.94
Discontinued operations basic	-	-	-	-
Net basic	$.38	$.56	$.88	$1.94

Continuing operations diluted	$.38	$.56	$.87	$1.93
Discontinued operations diluted	-	-	-	-
Net diluted	$.38	$.56	$.87	$1.93

WEIGHTED AVERAGE NUMBER OF SHARES-BASIC	3,490	3,587	3,494	3,594

WEIGHTED AVERAGE NUMBER OF SHARES-DILUTED	3,515	3,587	3,506	3,608

Continuing Operations EBITDA Reconciliation:
Pre tax earnings (net of non-controlling interests)	$1,864	$2,993	$4,299	$10,637
Depreciation and amortization	932	938	3,619	3,091
Interest	(2)	(80)	(252)	(433)
EBITDA (a)	$2,794	$3,851	$7,666	$13,295

Continuing Operations EBITDA adjusted for
non-cash stock option expense:
EBITDA (as defined) (a)	$2,794	$3,851	$7,666	$13,295
Non-cash stock option expense	156	78	433	312
EBITDA adjusted for non-cash stock option expense	$2,950	$3,929	$8,099	$13,607
(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the
Company believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled
Measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, is included above.

CONTACT:
Ark Restaurants Corp.
Robert Towers, 212-206-8800
bob@arkrestaurants.com